EXHIBIT 99.1

MADISON BANCSHARES, INC.
PRESS RELEASE

FOR IMMEDIATE RELEASE http://www.madison-bank.com

MADISON BANCSHARES REPORTS 17%
INCREASE IN EARNINGS

     Palm Harbor, Florida — July 14, 2003 — PR Newswire - Madison BancShares, Inc., the parent company of Madison Bank, today announced second quarter 2003 net earnings of $457,000, a 17% increase over $390,000 for the second quarter of 2002. Diluted earnings per share were 21 cents for the quarter, compared with 18 cents a year ago. For the six months ended June 30, 2003, net earnings were $1,008,000 or 47 cents per diluted share, including a one-time, after-tax gain on the sale of a branch office of $124,000, compared to $743,000 and 35 cents per diluted share in the prior year.

     “Given the historic low interest rate environment, we are very pleased with these results,” stated Robert B. McGivney, President and CEO. “In addition, our core customer relationship deposits grew 20% over last year at our three banking offices,” he added. Melvin S. Cutler, Chairman, noted, “Our total assets and loans have again increased over last year and our shareholders’ equity is up over 17%.”

	For the Quarter Ended June 30,

	2003	2002

Net Earnings	$457,000	$390,000
Diluted Earnings Per Share	$0.21	$0.18
Total Assets	$196,842,000	$189,550,000
Stockholders’ Equity	$15,581,000	$13,244,000

	For the Six Months Ended June 30,

	2003	2002

Net Earnings	$1,008,000	$743,000
Net Earnings (Excluding Gain)	$884,000	$743,000
Diluted Earnings Per Share	$0.47	$0.35
Diluted EPS (Excluding Gain)	$0.41	$0.35

     At June 30, 2003, Madison’s assets include a $3 million foreclosed property, which was previously a non-performing loan. The property is under a contract for sale and is expected to close in July resulting in an estimated $0.02-$0.04 per share gain in the third quarter.

     Madison BancShares is a publicly traded Bank Holding Company headquartered in North Pinellas County, with offices in Palm Harbor, Port Richey and Tarpon Springs. Its stock is traded on the NASDAQ under the symbol “MDBS.” Current market makers in the stock include: Advest, Inc. (866-273-6661), Carl P. Sherr & Co. (800-257-4377), and Morgan Keegan (800-238-7533)

For More Information Contact:

Martin Gladysz, CFO Telephone: (727) 287-3138